Exhibit 99

Investor News	NYSE:PEG

For further information, contact:

➢ Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565
➢ Greg McLaughlin, Sr. Investor Relations Analyst	Phone: 973-430-6568
➢ Yaeni Kim, Sr. Investor Relations Analyst	Phone: 973-430-6596

PSEG POWER ANNOUNCES EXPIRATION AND RESULTS OF EXCHANGE OFFER

(April 27, 2010 - Newark, NJ) – PSEG Power LLC (“PSEG Power”), a wholly-owned subsidiary of Public Service Enterprise Group Incorporated (NYSE: PEG), announced today the expiration and results of its offer to eligible holders to exchange up to $250,000,000 of its outstanding 7.75% Senior Notes due 2011 (the “old notes”) held by them for its newly-issued 5.125% Senior Notes due 2020 (the “new notes”), fully and unconditionally guaranteed by PSEG Power’s three principal operating subsidiaries (the “subsidiary guarantees”), plus a cash payment, the complete terms and conditions of which were set forth in a confidential offering memorandum dated March 29, 2010 (the “offering memorandum”) and the related letter of transmittal (the “exchange offer”).

As of midnight, New York City time, on April 26, 2010 (the “expiration date”), according to Global Bondholder Services Corporation, the exchange agent for the exchange offer, the aggregate principal amount of old notes validly tendered and not validly withdrawn was $194,796,000. PSEG Power has accepted all of the old notes validly tendered and not validly withdrawn as of the expiration date. The settlement date for the exchange offer is expected to be today (the “settlement date”).

Eligible holders who validly tendered and did not validly withdraw their old notes at or prior to 5:00 p.m., New York City time, on April 12, 2010 (the “early participation date”), will receive on the settlement date the “total exchange price”, which will be, for each $1,000 principal amount of old notes tendered and accepted for exchange by PSEG Power, $1,066.59, consisting of $266.65 in cash and $801.04 principal amount of new notes, as calculated in accordance with the offering memorandum. The total exchange price is inclusive of an “early participation payment” of $30.00, payable only to eligible holders who validly tendered and who did not validly withdraw their old notes at or prior to the early participation date. PSEG Power did not receive any tenders of old notes after the early participation date.

Eligible holders who validly tendered and did not validly withdraw their old notes will receive a cash payment representing interest, if any, that has accrued from the most recent interest payment date in respect of the old notes up to but not including the settlement date, as adjusted in accordance with the offering memorandum.

The new notes will constitute a further issuance of, and will form a single series with, the 5.125% Senior Notes due 2020 (the “2020 notes”), which we issued on April 5, 2010 in the aggregate principal amount of $250,000,000. After settlement of the exchange offer, $406,004,000 aggregate principal amount of the 2020 notes will be outstanding.

The new notes and the subsidiary guarantees will not be registered under the Securities Act of 1933 or any state securities laws. The new notes and the subsidiary guarantees may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. A registration rights agreement provides for the registration of the new notes (and the subsidiary guarantees).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the old notes or any other securities.

FORWARD-LOOKING STATEMENT

Readers are cautioned that statements contained in this press release about our and our subsidiaries’ future performance, including future revenues, earnings, strategies, prospects and all other statements that are not purely historical, are forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance they will be achieved. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, but are not limited to:

•	Adverse changes in energy industry, law, policies and regulation, including market structures and rules, and reliability standards.

•	Changes in federal and state environmental regulations that could increase our costs or limit operations of our generating units.

•	Changes in nuclear regulation and/or developments in the nuclear power industry generally, that could limit operations of our nuclear generating units.

•	Actions or activities at one of our nuclear units located on a multi-unit site that might adversely affect our ability to continue to operate that unit or other units at the same site.

•	Any inability to balance our energy obligations, available supply and trading risks.

•	Any deterioration in our credit quality.

•	Availability of capital and credit at commercially reasonable terms and our ability to meet cash needs.

•	Any inability to realize anticipated tax benefits or retain tax credits.

•	Changes in the cost of or interruption in the supply of fuel and other commodities necessary to the operation of our generating units.

•	Delays or unforeseen cost escalations in our construction and development activities.

•	Increase in competition in energy markets in which we compete.

•	Adverse performance of our decommissioning and defined benefit plan trust fund investments, and changes in discount rates and funding requirements.

•	Changes in technology and increased customer conservation.

For further information, please refer to our Annual Report on Form 10-K, including Item 1A. Risk Factors, and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this press release. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.

Public Service Enterprise Group (NYSE:PEG) is a publicly traded diversified energy company with annual revenues of more than $12 billion, and three principal subsidiaries: PSEG Power, Public Service Electric and Gas Company (PSE&G) and PSEG Energy Holdings.

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